Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into on the 8th day of August, 1999, by and between First Internet Bank of Indiana (“First Internet Bank” or the “Bank”) and Laurinda A. Swank (the “Employee”), effective as of the Effective Date as defined herein.

WHEREAS, First Internet Bank desires to employ the Employee and the Employee wishes to be employed by First Internet Bank;

WHEREAS, the parties intend that the Employee will become employed by First Internet Bank as set forth on Exhibit A; and

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.                                      Employment Term. Subject to Section 20 of this Agreement, the “Employment Term” shall mean the continuous period beginning on the date set forth in the attached Exhibit A (the “Effective Date”) and ending on the Employee’s Termination Date. “Termination Date” shall mean (a) in the case of the Employee’s death, his or her date of death, (b) if the Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than two (2) days).

2.                                      Employment.

(a)                                 Subject to the provisions of Section 7, the Bank agrees to continue to employ the Employee and the Employee agrees to remain in the employ of the Bank during the Employment Term During the Employment Term, the Employee shall be employed in the capacity and with the title and duties set forth on Exhibit A. The Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by a person having the title and duties assigned to Employee pursuant to this Agreement.

(b)                                 During the Employment Term, excluding periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote reasonably necessary and sufficient attention and time during business hours to the business and affairs of the Bank to the extent necessary to discharge the responsibilities assigned to the Employee under this Agreement. The Employee may serve on corporate, civil or charitable boards or committees, subject to approval by the Board of Directors of First Internet Bank (the “Board”) which approval shall not be unreasonably withheld or delayed.

3.                                      Compensation.

(a)                                 Base Salary. During the Employment Term, the Bank agrees to pay or cause to be paid to the Employee an annual salary in the amount shown on Exhibit A or as may be adjusted from time to time (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Bank’s customary practices applicable to its employees. The Bank shall review the Employee’s Base Salary at least annually, with the first review upon the first anniversary of the Effective Date.

(b)                                 Annual Bonus. During the Employment Term, in addition to Base Salary, the Employee may be awarded, for each calendar year ending during the Employment Term, an annual bonus (the “Annual Bonus”), which may be in an amount up to 20% of the Employee’s Base Salary and shall be based on performance objectives established by the Compensation Committee or the Board. The cash portion of any such Annual Bonus, if any, shall be paid no later than the end of the third month of the calendar year next following the calendar year for which the Annual Bonus is earned. Any restricted shares that are part of the Annual Bonus shall be earned and paid in accordance with the terns and conditions of the Annual Bonus adopted by the Compensation Committee or the Board.

4.                                      Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Bank and made available to employees generally, including, without limitation, any pension, retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. Unless otherwise provided in this Agreement, the Employee’s participation in, such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Bank generally.

5.                                      Reimbursement of Business Expenses. The Employee shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him or her in coIll1ection with the performance of the duties of an employee of the Bank or for promoting, pursuing or otherwise furthering the business or interests of First Internet Bank, including, but not limited to, reimbursement for continuing professional education required for maintenance of professional licensing.

6.                                      Vacation and Sick Leave. During the Employment Term, at such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled,

without loss of pay, to absent himself or herself voluntarily from the performance of his or her employment under this Agreement, provided that:

(a)                                 Vacation. The Employee shall be entitled to an annual vacation in accordance with the policies as periodically established by the Board for similarly situated employees of the Bank; provided, however, that in no event shall the Employee’s annual vacation entitlement be less than the period set forth on Exhibit A. Employee will be entitled to carry over a maximum of one week of unused vacation from one fiscal year to the next, but in no event shall Employee be entitled to carry over unused vacation for more than one (1) year.

(b)                                 Sick Leave. The Employee shall be entitled to sick leave (without loss of pay) in accordance with the Bank’s policies as in effect from time to time.

7.                                      Termination. Subject to Section 20 of this Agreement, during the Employment Term, the Employee’s employment hereunder may be terminated for any reason, upon two weeks written notice. The following definitions apply in certain circumstances:

(a)                                 Cause. For purposes of this Agreement, for “Cause” means:

(i)                                     the Employee has been convicted of, or pled nolo contendere to, a felony or a crime involving moral turpitude; or

(ii)                                  the Employee (1) either (x) intentionally and continually failed substantially to perform his or her reasonably assigned duties with the Bank (other than a failure resulting from the Employee’s incapacity due to physical or mental illness or for reasons constituting Good Reason), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to the Employee specifying the manner in which the Employee has failed substantially to perform and the steps required for the Employee to cure the nonperformance, or (y) intentionally engaged in conduct which has been demonstrably and materially injurious to the Bank and (2) the termination is evidenced by a resolution adopted in good faith by more than two-thirds (2/3) of the Board; or

(iii)                               the Employee has breached any of the Employee’s covenants set forth in Section 10 of this Agreement.

(b)                                 Change in Control. If within twelve (12) months following a Change in Control, the Bank terminates the Employee· for reasons other than Cause then such termination is due to a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence during the term of the Agreement of:

(i)                                     An acquisition (other than directly from the Bank) of any Common Stock or other voting securities of the Bank entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14( d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Common Stock or the combined voting power of the Bank’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) any Bank employee benefit plan (or a trust forming a part of the employee benefit plan) maintained by (x) the Bank or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Bank (a “Subsidiary”), (B) the Bank or its Subsidiaries, or (C) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(ii)                                  The consummation of:

(1)                                 A merger, consolidation, reorganization or other business combination with or into the Bank or in which securities of the Bank are issued, unless such merger, consolidation, reorganization or other business combination is a “NonControl Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization with or into the Bank or in which securities of the Bank are issued where:

(A)                               the shareholders of the Bank, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty-five percent (55%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)                               the individuals who, as of the Effective Date, are members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least fifty-five percent (55%) of the members of the board of directors or the board of trustees of the Surviving Corporation or a corporation that directly or indirectly has Beneficial Ownership of a majority of the voting securities of the Surviving Corporation, and

(C)                               no Person other than (i) the Bank, (ii) any Subsidiary, (ill) any employee benefit plan (or any trust forming a part of the employee benefit plan) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Bank, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Bank, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(2)                                 A complete liquidation or dissolution of the Bank; or

(3)                                 The sale or other disposition of all or substantially all of the assets of the Bank to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Bank which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Bank, and after such share acquisition by the Bank:, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

8.                                      Compensation Upon Termination. Subject to Section 20 of this Agreement, upon termination of the Employee’s employment during the Employment Term for any reason, the Employee shall be entitled to the benefits set forth below.

(a)                                 If the Employee’s employment with the Bank shall be terminated by the Bank for Cause, the Bank shall pay the Employee all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Bank during the period ending on the Termination Date, (iii) vacation pay, and (iv) sick leave (collectively, “Accrued Compensation”). The Employee shall also receive any other benefits which may be due Employee in accordance with Bank policy and procedures or separate written agreement.

(b)                                 If the Employee’s employment with the Bank shall be terminated due to a Change in Control, then the Employee shall be entitled to the following:

(i)                                     The Bank shall pay the Employee all Accrued Compensation.

(ii)           The Bank: shall pay the Employee, within four (4) weeks of termination, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a severance payment in an amount equal to two (2) times the Employee’s then current Base Salary.

(iii)          (A) The restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Employee after the date of this Agreement under the Bank’s equity-based plans or under any other incentive arrangement shall lapse and the shares underlying such incentive award shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Employee after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Employee shall become 100% vested.

(c)                                  If the Employee’s employment with the Bank shall be terminated for any reason other than due to a Change in Control or for Cause, then the Employee shall be entitled to:

(i)                                     all Accrued Compensation;

(ii)                                  as severance pay and in lieu of any further compensation for periods subsequent. to the Termination Date, a single cash payment in an amount equal to one month of current Base Salary for each year of service to the Bank, up to a maximum amount equal to one year of Base Salary.

9.                                      Exclusivity of Severance Payments Hereunder. The Severance Payments and benefits provided for in this Agreement shall be in lieu of any other severance payments, rights, options or benefits to which the Employee may be entitled under any Bank severance or benefit plan, program or arrangement.

10.                               Covenants of the Employee.

(a)                                 Confidential Information. In connection with his or her employment at the Bank, Employee will have access to Trade Secrets. During and after his or her employment by the Bank, regardless of the reasons that such employment ends, Employee agrees:

(i)                                     to hold all Trade Secrets in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to Employee’s employment by the Bank;

(ii)                                  to use the Trade Secrets only in furtherance of proper employment related reasons of the Bank to further the interests of the Bank;

(iii)          to take all reasonable actions that the Bank deems necessary or appropriate to prevent unauthorized use or disclosure of or to protect the interest of the Bank in the Trade Secrets; and

(iv)          that any of the Trade Secrets, whether prepared by Employee or which may come into Employee’s possession during Employee’s employment hereunder, are and remain the property of the Bank,

and all such Trade Secrets, including copies thereof, together with all other property belonging to any of the Bank or its Affiliates, or used in their respective businesses, shall be delivered to or left with the Bank.

Section 10(a) of this Agreement does not apply to (A) information that by means other than the deliberate or inadvertent disclosure by any employee or agent of the Bank becomes well known to the public; or (B) disclosure compelled by judicial or administrative proceedings if (i) Employee notifies the Bank as soon as possible after Employee is notified that he or she will be compelled to make such disclosure and (ii) if possible, Employee does not make such disclosure until after Employee has notified the Bank that he or she will be compelled to make such disclosure.

(b)                                 Ownership and Return of Documents. The Employee agrees that all memoranda, notes, records, papers or other documents and all copies of such documents or records relating to the operations or business of First Internet Bank, some of which may have been prepared by the Employee, and all objects associated with the documents or records in any way obtained or controlled by the Employee shall be the property of First Internet Bank. The Employee shall not, except for First Internet Bank’s use, copy or duplicate any of the aforementioned documents or objects. The Employee shall not remove the aforementioned documents or objects from the Bank’s facilities nor use any information concerning them either during the Employee’s employment, or at any other time, except for the Bank’s benefit or upon the Bank’s request. The Employee agrees to deliver all of the aforementioned documents and objects that may be in his or her possession to the Bank upon Termination of the Employee’s employment.

(c)                                  Regulatory Matters. The Bank is regulated by federal and state law and requires the complete confidence of the regulators and its customers if it is to prosper. Accordingly, Employee shall act in good faith and use his or her best efforts to (i) maintain compliance with applicable federal and state laws, and (ii) preserve and improve the good will, growth and reputation of the Bank in the banking and e-commerce communities.

(d)                                 Non-Competition. The Bank and the Employee agree that the services rendered by the Employee hereunder are special, unique and irreplaceable. By and in consideration of the Bank’s entering into this Agreement and the compensation and benefits to be provided by the Bank hereunder, and further in consideration of the Employee’s exposure to the proprietary information of the Bank and its Affiliates, the Employee agrees that he or she will not, during the Employment Term and for a period of one (1) year thereafter, directly own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of; or be connected in any manner, including, but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise in the United States; provided, however, that should the Employee terminate employment for Good Reason or following a Change in Control, the one (I)-year period of noncom petition shall not apply.

The parties agree that the Employee may, without violating the foregoing restrictions: (a) own no more than 5% of the outstanding shares of common stock of a Competing Enterprise so long as he is a passive investor and is not an Affiliate of the Competing Enterprise; and/or (b) manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, a full service bank which offers, not as its main business, banking products or services via the Internet, so long as he does not directly manage, operate, or control a division or subsidiary of such full service bank which has, as the main business of such division or subsidiary, the delivery of banking products or services via the Internet.

(e)                                  Non-Solicitation. During the Employment Term and for a period of one (l) year thereafter, the Employee shall not directly or indirectly interfere with the Bank’s relationship with, or endeavor to entice away from the Bank, any person who is or was an employee, vendor, consultant, independent contractor or customer of the Bank or who otherwise had a material business relationship with the Bank.

11.                               Injunctive Relief. In addition to money damages and the right of the Bank to offset payments to the Employee for any breaches of this Agreement, the Employee agrees that it would be difficult to compensate the Bank fully for damages for any violation of the provisions of this Agreement, including without limitation, the provisions of subsections 10(a), 10(b), l0(c), 10(d) and 10(e). Accordingly, the Employee specifically agrees that the Bank shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Bank. to offset, or to claim and recover damages in addition to injunctive relief. The Employee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state courts of Indiana located in Marion County (unless such courts assert no jurisdiction, in which case he consents to the exclusive jurisdiction of the United States District Courts in the Southern District of Indiana) for any actions, suits or proceedings arising out of or relating to this

Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to his address set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against him in any such court. The Employee hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the state courts of Indiana located in Marion County, (unless such courts assert no jurisdiction, in which case he consents to the exclusive jurisdiction of the United States District Court of the Southern District of Indiana) and hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The agreements in Section 10 shall survive the termination of this Agreement.

12.                               Definitions. In addition to other terms defined herein, the following terms shall be defined as follows:

“Affiliate” shall mean any entity directly or indirectly controlled by, controlling or under common control of the Bank or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Bank, whether by operation of law or otherwise.

“Competing Enterprise” shall mean any Internet bank, including any division or subsidiary of an Internet bank.

“Good Reason” shall mean the occurrence of any of the following events or conditions:

(i)                                     the failure by the Bank to pay to the Employee any portion of the Employee’s current compensation within thirty (30) days of the date such compensation is due;

(ii)           a material change in the Employee’s status or duties, which represents a material adverse change from his or her status or duties as in effect immediately prior thereto without the Employee’s consent or approval; or

(iii)          a material reduction in the Employee’s Base Salary or benefits without the Employee’s prior written approval.

“Notice of Termination” shall mean a written notice of termination of the Employee’s employment, signed by the Employee if to the Bank or signed by a duly authorized officer of the Bank if to the Employee, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; provided, however, that the Bank may terminate Employee for any reason, including without Cause, upon two weeks written notice and Employee may terminate employment upon two weeks written notice to the Bank. Any purported termination by the Bank or by the Employee shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

“Successor and Assign” shall mean, with respect to the Bank, a corporation or other entity acquiring all or substantially all the equity securities or assets and business of the Bank., as the case may be (including this Agreement), whether by operation of law or otherwise.

“Trade Secrets” shall mean any of the following:

“Business Operating Information” including the methodology used by the Bank from time to time to integrate technology with financial services and the delivery of those services and products to the customer and prospective customers of the Bank;

“Financial Information” including, but not limited to, information relating to the Bank’s earnings, assets, liabilities, prices, pricing structure, volume of purchases or sales or other financial data;

“Supply and Service Information” including, but not limited to, information relating to goods and services, suppliers’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Bank, details of which are not generally known in the banking industry;

“Marketing Information” including, but not limited to, information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Bank, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

“Personal Information” including, but not limited to, information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

“Customer Information” including, but not limited to, information relating to past, existing or prospective customers, their addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Bank, status of customers’ accounts or credit, as well as customer lists.

provided, however, that Trade Secrets shall not include any information that the Employee can show (a) by writings preceding the first date he began discussions with the Bank regarding employment, to be already rightfully in the possession of the Employee without obligation or confidence; (b) is or becomes publicly available without breach of this Agreement or any other agreement between the parties or any agreement under which the parties are beneficiaries; (c) is rightfully received by the Employee from a third party who is not under an obligation of confidence; or (d) is required to be disclosed pursuant to court order, provided that the Employee gives reasonable notice to the Bank or such Affiliated Entity of such order prior to any disclosure.

13.                               Successors and Assigns.

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of the Bank. and its Successors and Assigns, and the Bank shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank. would be required to perform if no such succession or assignment had taken place. The term “Bank.” as used herein shall include such Successors and Assigns.

(b)                                 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

14.                               Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when (i) personally delivered; (ii) (A) sent by certified mail, return receipt requested, postage prepaid or (B) sent by overnight courier with proof of delivery; addressed to the respective address listed below or the respective address last given by each party to the other if different than that listed below, provided that all notices to the Bank. shall be directed to the attention of the Board with a copy to the Secretary of the Bank. All notices and communication shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

If to the Employee, to the address shown on Exhibit A.

If to First Internet Bank:

First Internet Bank

8520 Allison Pointe Blvd., Ste.

210 Indianapolis, IN 46250

Attention: Chairman of the Board

With a copy to:

James A. Strain

Sommer & Barnard, PC

4000 Bank One Tower

111 Monument Circle

Indianapolis, IN 46240

15.                               Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Bank or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Bank or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Bank or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16.                               Indemnification. To the fullest extent permitted by law, the Bank shall indemnify and hold harmless Employee from and against any and all losses, claims, expenses, damages, or liabilities to which Employee may become subject in connection with the performance or nonperfonnance of duties under this Agreement except to the extent that any such loss, claim, expense, damage or liability results from Employee’s willful misfeasance or bad faith. If for any reason other than Employee’s willful misfeasance or bad faith the foregoing indemnification is unavailable or insufficient to hold Employee harmless, then the Bank shall contribute to the amount paid or payable by Employee in such proportion as is appropriate to reflect not only the relative benefits received by the Bank on the one hand and Employee by the other but also the relative fault of the Bank and the Employee, as well as any relevant equitable contributions.

In the event of termination of Employee’s employment for any reason, the Employee shall continue to be entitled to indemnification by the Bank for liability arising from Employee’s acts or failure to act to the same extent and under the same circumstances as provided to the Employee by the Bank’s charter, by-laws, contracts and other arrangements until the last full day of employment.

17.                               Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18.                               Governing Law; Submission to Jurisdiction. All unresolved disputes arising under this Agreement which do not involve requests for injunctive relief shall be submitted to arbitration in the city of Indianapolis, Indiana, under the rules of the American Arbitration Association. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.  This Agreement and the relationship between the Bank. and Employee shall be construed exclusively in accordance with the laws of the State of Indiana, without regard to conflict of laws principles.

19.                               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.                               Voidability. Notwithstanding anything else in this Agreement to the contrary, in the event the First Internet Bank is determined by Regulators to be “critically undercapitalized” as that term is used in Section 38 of the Federal Deposit Insurance Act, 12 V.S.C. § 18310, as the same maybe amended from time to time, this entire Agreement shall become null and void and its provisions shall have no further force or effect.

21.                               Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

22.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, First Internet Bank has caused this Agreement to be executed. by its duly authorized officers and the Employee has executed this Agreement as of the day and year first above written.

“BANK”

First Internet Bank of Indiana

By:	/s/ David B. Becker
Name: David B. Becker
Title: CEO

“EMPLOYEE”

/s/ Laurinda A. Swank
Laurinda A. Swank